Exhibit 14.1
Code of Ethics
and Business Conduct
UTG and its Subsidiaries
To All Employees: UTG is committed to operating its business with honesty, integrity and the highest level of ethical conduct. These values are absolute. We must treat every customer, fellow employee and member of the public accordingly.

Independent thinking is critical to the performance of your job. To maintain that independence, you should avoid any other employment, business dealings or other relationships or activities that could impair independent thinking and judgment.  All employees are responsible for using common sense, and are urged to obtain additional guidance when necessary.  Answering the following questions may provide assistance, when you are in doubt:

•	Will my behavior comply with Company policy?
•	Does this behavior reflect honesty, integrity and all other Corporate Values?
•	Will this behavior reflect well on me and the Company if it becomes known to family and friends, co-workers and clients?

UTG has many valuable assets — including its people, property, information and reputation. It is our duty to preserve and protect these assets, and to use them only in ways that promote the best interests of the Company.

If you are aware of a violation of this Code, it is your responsibility to report what you know to the Company. The Code describes the various ways in which employees can report violations, as does the Whistle Blower Policy found in Section 803 of the UTG, Inc. Employee Handbook.

This Code is supplemented by other policies, some of which are referenced throughout this document. The Company may change the Code and these other policies without advance notice at any time. The Company also retains the sole right to administer and interpret all such policies.

TABLE OF CONTENTS

I.	Ethical Principles
II.	Maintaining an Appropriate and Secure Work Environment
A.	Human Resources Assets
B.	Violence-Free Workplace
C.	Violent Crime Control Act
D.	Safety
E.	Drug-Free Workplace and Workforce
III.	Company Funds and Assets-Maintaining Accurate and Complete Records
A.	Company Records
B.	Financial Reporting
C.	Travel and Expense Reimbursement
D.	Frauds and Thefts
E.	Information Disclosure
IV.            Conflicts of Interest
A.	Outside Employment
B.	Forbidden Payments
C.	Corporate Opportunities
D.	Employment and Supervision of Closely-Related Persons
E.	Gifts and Entertainment
V.	Integrity in Government Relationships
VI.	Compliance With Laws
A.	Antitrust
B.	Insider Trading
C.	Anti-Money Laundering
D.	Economic and Trade Sanctions/OFAC
E.	Information Protection
F.	Competitive Intelligence
G.	Privacy
VII.	Investigations and Legal Proceedings
VIII.	Communication
A.	Contact with News Media
B.	Contact with Investors
IX.	Reporting Violations
A.	Where to Report Violations
B.	Prohibition Against Retaliation
X.            Certification Requirements

I.            Ethical Principles
UTG is committed to conducting its business according to the highest standards of honesty, integrity and respect for individuals and to demonstrating to our customers, investors, business partners and government officials that their trust in UTG is well deserved. To this end, UTG has developed a Mission Statement, Corporate Values (both items are contained in Exhibit I) and this Code of Ethics and Business Conduct.  Every employee is expected to abide by the ethical principles and policies set forth in this Code. The Code applies to all executives, officers and employees of UTG.

The success of UTG compliance and anti-fraud programs depends upon each and every employee's diligent efforts to comply with this Code. All employees are expected to perform up to the highest ethical standards and in accordance with applicable laws, rules and regulations. UTG will not tolerate corrupt or illegal practices, including bribery or kickbacks, and such actions will result in disciplinary action, up to and including termination. Every employee is responsible not only for their own conduct but also for reporting immediately any known violation of the Code. When requested to do so, employees have the duty to cooperate fully with internal investigations, which duty includes the truthful disclosure of all relevant information. The refusal to cooperate constitutes grounds for disciplinary action, up to and including termination. Any violation of this Code by an employee is against the Company's interest and shall be considered activity beyond the scope of that employee's authority to act.

Employees are required to act honestly and deal fairly and ethically in all of the Company's business relationships, whether with its customers, suppliers, competitors or other employees. Consequently, employees will not engage in any illegal or criminal activity or unfair dealing practices. This requirement goes beyond mere compliance with the law. Activities that are unethical must also be avoided even if they are not expressly illegal.

II.	Maintaining an Appropriate and Secure Work Environment

Human Resource Assets – UTG is committed to protecting human resource assets by providing a work environment that is safe and free from discrimination and harassment that may affect an employee's terms or conditions of employment.

Employees will not engage in any harassment or discriminatory conduct based on sex, race, color, religion, age, disability, citizenship status, national origin, sexual orientation, or status as a veteran.

Violence-Free Workplace – Subject to specific state laws, possession of any firearms or other dangerous weapons or substances, weapons accessories, explosives or other combustible devices on Company premises, at off-site Company functions, or in any vehicle parked on Company property or used for Company business is prohibited.

Violent Crime Control Act – Federal law makes it a crime for a financial institution to employ or do business with persons who have been convicted of certain crimes including felonies involving dishonesty or a breach of trust. Any employee who has been convicted of a felony after the commencement of his employment at UTG must notify the Company of that fact. Failure to notify the Company is a serious violation of this Code and is grounds for termination of employment.

Safety – UTG is dedicated to providing a secure working environment for employees and establishing programs to ensure protection of employees, property and other assets. Employees should secure all personal and Company valuables at all times and report incidences of theft to a supervisor. Emergency situations should be reported immediately to a supervisor or Office Services.

Drug-Free Workplace and Workforce – It is the Company's policy to maintain a drug-free workplace and workforce. Employees are expected to perform their job duties free of alcohol or drugs. This is essential to maintaining required performance levels and ensuring the safety of all employees. Selling, distributing, purchasing, possessing, or consuming illegal drugs and abusing legally-prescribed drugs on UTG premises or while otherwise engaged in UTG business is prohibited.
III.            Company Funds and Assets – Maintaining Accurate and Complete Records
It is the responsibility of each employee to ensure and protect the integrity of all Company assets. The Company is committed to maintaining a system of internal controls (Exhibit II) that ensures compliance with all applicable laws, rules and regulations and promotes the full, fair, accurate, timely and understandable disclosure of information in all of the periodic reports and documents that the Company is required to file with regulatory and governmental authorities or that is contained in communications to the public.

Every employee must help ensure that reporting of business information, in electronic, paper or other medium, is accurate, honest and timely. This policy includes not only financial records, but all records of the Company including, but not limited to, customer information, underwriting, pricing and claims information, travel and entertainment records, bills, payroll and benefits records, regulatory data and other essential Company information. It also includes information provided to customers, agents, vendors, shareholders, governmental and regulatory authorities and other third parties.

Company Records – Employees should create and maintain documents and records in the normal course of business as required by applicable laws, rules and regulations or a specific Company policy. Employees should retain documents and records in forms that enable efficient retrieval of that information whenever necessary. All Company records should be kept for the appropriate time period needed to comply with applicable laws and regulations, as well as the Company's record retention policies. Employees are prohibited from tampering with, manipulating, altering, removing or destroying records prior to the prescribed retention periods specified in the Company's record retention policies or as required by law.
Employees are prohibited from:
•	Violating any laws, external accounting requirements and Company procedures for reporting information of all types;
•	Making a false or misleading entry in a Company report or record;
•
Knowingly altering, destroying, mutilating or concealing any record or document, or attempting to do so, in order to impair the record's integrity or availability for use in an official proceeding; and

•	Selling, transferring or disposing of Company assets without proper documentation and authorization.

For each employee, UTG maintains personnel records containing information relating to the employee's employment with the Company, including performance evaluations. Maintenance of these records is necessary to conduct the administrative affairs of the Company. All employee records are considered to be confidential, and the contents are shared only with those who have a legitimate business need or as required by law. Anyone given access to such records must safeguard them and maintain the confidentiality of any information contained in those records.

All employees should use care and good judgment when creating all correspondence, voicemail, e-mail, and written documents on behalf of the Company to avoid inaccuracy or offensive language. The Company's Computer Usage Policy, Section 804 of the UTG, Inc. Employee Handbook (Exhibit I), provides clear parameters for the appropriate use of information technology provided by UTG and its subsidiaries.

Financial Reporting – All payments and other financial transactions must be properly authorized by management, and accurately and completely recorded in the books and records of the Company consistent with generally accepted accounting principles and established Company policies and procedures. No undisclosed or unrecorded funds may be established for any purpose, nor may Company funds be placed in any personal or non-corporate account. Any deviation from generally accepted accounting standards and established Company policies is strictly prohibited. Any attempt to fraudulently influence, coerce, mislead, manipulate or interfere with the auditing of the Company's financial statements is a violation of this Code and federal law.

All employees must help maintain an adequate system of internal controls providing reasonable assurance that: (1) assets within their assigned responsibility are safeguarded; (2) transactions are executed in accordance with management's authorization and are properly recorded; (3) financial records are accurate; and, (4) violations of the Code are reported and addressed. Any agreement with a business partner should be documented properly in writing, signed by the parties, and contain all terms agreed upon in accordance with all applicable corporate policies and applicable law.

Travel and Expense Reimbursement – Employees must maintain accurate and complete records of all transactions in connection with their employment, including any documentation involving personal reimbursement of expenses. Employees must never misrepresent facts or falsify records.

Frauds and Thefts – All allegations of fraud, theft or other criminal activity are investigated promptly. Those individuals conducting the investigation will review and determine whether the matter investigated warrants a formal report to any law enforcement authorities, whether an investigation requires internal personnel actions, including employee discipline and/or possible termination, or whether the matter investigated warrants consideration of civil litigation.

Information Disclosure – UTG is required to make timely disclosure of information that is material to existing and prospective investors in UTG securities. UTG's senior management will determine the timing of when such information will be made public. Financial information regarding UTG that has not been disclosed publicly shall not be made public without the prior approval of UTG's senior management. UTG employees must not disclose confidential information received or obtained in the course of their duties, except as authorized or required by law.

IV.            Conflicts of Interest

In order to maintain UTG's reputation and integrity, it is the responsibility of every employee to avoid conflicts of interest, or situations that create even the appearance of a conflict of interest. In the event such a conflict should arise, an employee should disclose that conflict in accordance with this Code. A conflict of interest could cause employees to compromise objectivity when working with government officials, competitors, customers, claimants, business partners, spouses, and relatives. For example, an employee's ability to make objective business decisions could be affected by potential conflicts if they were to: 1) accept valuable or an excessive number of gifts from business partners, 2) accept additional employment by another company, 3) have a financial interest in a business partner or competitor, 4) place business with any firm in which the employee or an immediate family member of an employee (defined as any spouse, child, parent, sibling, mother or father-in-law, son or daughter-in-law, or any other person living in the employee's household) has a financial interest, or 5) inappropriately communicate with competitors.

Conflict of Interest Situations

Outside Employment – No employee may accept other employment that conflicts with his or her duties or that prevents the employee from giving his or her best effort in their position with UTG and its subsidiaries.

Forbidden Payments – Employees shall not take or approve any action that will require payment from corporate funds if such expenditure is not authorized or reimbursable under Company policy.

Corporate Opportunities – Employees may not use any Company property, information, resource or position for personal gain or to compete with the Company in any way. An employee shall not take or divert to any third party any business opportunity that is discovered through the use of any Company property, information, resource or position.

Employment and Supervision of Closely-Related Persons – In order to maintain UTG's commitment to fairness and avoid any perception of favoritism, closely related persons may not be employed at UTG when such employment creates a situation in which one employee has effective control over any aspect of the other's employment, or if the employees share responsibility for control or audit of significant assets.

Gifts and Entertainment – For purposes of this policy, a "gift" is defined as "the voluntary transfer of an item by one person or enterprise to another without compensation" and can be anything of value including goods and services. The terms "gift" and "entertainment," as used in this policy, shall have the broadest meanings possible, including, but not limited to any trips, entertainment, benefits, events and any other gratuitous item or thing of value.

Gifts – No employee or any immediate family member of an employee shall accept any gift from or give any gift to any third party beyond those courtesies deemed to be customary, reasonable and proper under the particular business circumstances. As a general rule, accepting or giving a gift having a value in excess of US $100, in any individual situation, is considered beyond what is customary, reasonable and proper. Inexpensive gifts of a promotional nature or social invitations that are considered customary, reasonable and proper under the business circumstances (such as a business meal) may be accepted. However, employees must decline:
•	Anything offered as a "quid pro quo" (as part of an agreement to do, or not to do, anything in return for the gift);
•	Any gift of cash or cash equivalents (such as gift certificates, loans, stock, stock options, etc.); or
•
Participating in any activity that they know would cause the person or party offering the gift or entertainment to violate any law, rule, regulation or the specific ethical standards of their own employer.

Entertainment – Providing or accepting entertainment in the course of an employee's work-related activities must always have a legitimate business purpose and should not compromise the business judgment, impartiality or loyalty of those being entertained. Employees may accept a reasonable level of entertainment from business partners with whom UTG has or is seeking a business relationship. The term "reasonable" can vary depending upon the situation and the level and/or corporate positions of the parties involved, but in no event should the value of such entertainment, in any individual situation, exceed $250. Employees may provide a reasonable level of entertainment to business partners, customers or other third parties with whom UTG has or is seeking a business relationship. Any entertainment, in any individual situation, with a value exceeding $250 shall be approved, in advance whenever possible, by a member of management  Such entertainment must not be offered if the employee knows that it would be prohibited by the specific policies of the other party. Frequent business entertainment or gifts, given to or received from the same party, even if within the acceptable monetary threshold in each instance, may still be considered a conflict of interest.

V.            Integrity in Government Relationships
When representing UTG, employees must use care in all contacts and dealings with government officials and their employees and must comply with all applicable laws, rules, regulations and corporate policies.

Government departments and agencies are governed by strict laws, rules, regulations and internal controls prohibiting acceptance by their employees of entertainment, meals, gifts, gratuities and other things of value from firms and persons with whom those organizations do business or over whom they have regulatory authority. All employees who have contact or dealings with government officials and their employees are required to be aware of and comply with those specific standards.

VI.            Compliance with Laws
UTG is committed to conducting its business affairs honestly, directly, and fairly. It is the Company's intention to comply fully with the laws of all jurisdictions in which UTG operates its business. Engaging in unfair or dishonest business conduct is a violation of this Code and will negatively affect the Company's reputation in the marketplace.
The Company maintains orderly processes and procedures that must be followed to assure full, fair, accurate and timely disclosures to its shareholders and regulatory authorities and other public communications in keeping with its obligation under applicable law.  In the event that any existing or proposed Company policy, procedure, or practice, including all financial, accounting and auditing practices, causes a concern regarding any possible non-compliance, the employee should immediately bring that issue to the attention of his or her supervisor or other management.

Antitrust –Any conduct that constitutes price fixing or agreeing with competitors as to the nature, extent or means of competition, or boycotting a vendor or customer in any market, is prohibited. Other conduct such as (1) making false statements about competitors or their products or services; (2) entering into an agreement (in certain circumstances) that requires a customer to use a Company product on an exclusive basis or tying the purchase of one company product to the purchase of another product; or (3) illegally obtaining the confidential information of a competitor, is inconsistent with UTG's commitment to honesty and integrity and is a violation of this Code.

Violation of U.S. antitrust laws is a serious offense and can result in severe disciplinary action including termination, as well as prosecution leading to fines and imprisonment. All employees are responsible for full compliance with these antitrust laws.

Insider Trading – No employee, nor any immediate family member of the employee, shall disclose or use any confidential information gained in the course of his employment for trading purposes, personal profit or for the advantage of any other person. Any employee entering into any transaction to take advantage of confidential information is subject to termination and may also be subject to criminal prosecution by federal authorities for securities law violations.

Anti-Money Laundering (USA PATRIOT Act) – UTG is committed to complying with all applicable laws and regulations aimed at deterring terrorists and other criminals from using our free enterprise system to fund terrorist and other criminal activities, including the USA PATRIOT Act of 2001. Money laundering is the process of engaging in a financial transaction, or a series of transactions, that involves funds used for or derived from criminal activities. The USA PATRIOT Act makes it mandatory for financial services companies to have an anti-money laundering program that contains four basic components:

•	Internal Policies, Procedures and Controls;
•	Designation of a Compliance Officer;
•	An Independent Audit Function; and
•	Ongoing Employee Training

UTG is committed meeting these requirements. All employees and business partners must comply fully with the laws and regulations designed to combat money laundering and the financing of terrorism.  Under no circumstances may any employee knowingly facilitate or participate in any money laundering activity. Any employee who does so will be subject to severe disciplinary action, including possible termination of employment, and may be referred to federal or state law enforcement and regulatory agencies for consideration of civil and criminal penalties.

Economic and Trade Sanctions/OFAC – UTG must also comply with the various economic and trade sanctions programs administered by the U.S. Treasury Department's Office of Foreign Assets Control ("OFAC"). These sanctions programs prohibit a variety of commercial activities, including specific rules relating to insurance transactions, with specified countries as well as specific entities and individuals included on OFAC's list entitled "Specially Designated Nationals and Blocked Persons" which can be found at the OFAC website at http://www.treas.gov/ofac/. All employees must understand the obligations under these policies to ensure that prohibited transactions do not occur.

Information Protection – All employees are responsible for protecting, securing, and retaining UTG information in accordance with Company requirements.  This includes protecting information from unauthorized access, modification, duplication, destruction, or disclosure, whether accidental or intentional.  This applies to all information created or used in connection with the transaction of UTG business, regardless of how it is created, distributed, or stored.

Employees leaving the Company, voluntarily or otherwise, are prohibited from removing, copying or disclosing any Company information, in whatever form, that is proprietary and/or confidential. Employees must not permit the unauthorized reproduction of software or other copyrighted or trademarked materials, or any other unauthorized use or misuse of any intellectual property belonging to or used by the Company.

Competitive Intelligence – UTG expects all employees to comply with all laws in acquiring competitive intelligence and not to engage in theft, blackmail, wiretapping, electronic eavesdropping, bribery, improper inducement, receiving stolen property, threats, or other improper methods.

Privacy – UTG values the trust of its customers and is committed to the responsible management, use and protection of data it maintains about them. Respecting the privacy of the Company's customers and protecting the security and confidentiality of their personal information is a top priority.  Federal and state laws, including the Gramm-Leach-Bliley Act and the Health Insurance Portability and Accountability Act, restrict the ways in which UTG can share customer information within and outside the Company. UTG has adopted a privacy policy to comply with these laws, to which the Company and all employees must adhere.
VII.            Investigations and Legal Proceedings
Employees who become aware of a governmental investigation that concerns any business operation of the Company must not conduct their own investigations. It is the responsibility of the Company's senior management to determine whether to conduct an internal investigation, as well as to determine the scope and methods to be employed in conducting any such investigation. Most investigations involve complex legal and business issues and an employee attempting to investigate such matters may compromise the integrity of the investigation. If the results of any internal or governmental investigation warrant corrective action, senior management will determine the appropriate steps to be taken and will be responsible for implementation of any such remedial or preventative measures.

Participation in an Investigation – All employees have the duty to cooperate fully with any internal investigation conducted by the Company.  Employees must be truthful in all dealings with internal or governmental investigators, and must not:
•	Destroy, alter, or conceal any documents or other potentially relevant evidence in anticipation of, or in reaction to, a request from any governmental or regulatory authority or any court;
•	Lie or otherwise make misleading statements in connection with any federal, state or local government or law enforcement agency investigation, or any internal investigation by the Company;
•	Obstruct, fraudulently influence or impede any external or internal investigation or inquiry or make any improper attempt to do so; and
•	Attempt to cause any other Company employee or any third party to destroy evidence, to provide false or misleading information or otherwise to obstruct any investigation.

This Code does not prohibit an employee from providing information or assisting in an investigation conducted by a federal regulatory or law enforcement agency, any member of Congress or any committee of Congress, or a supervisor of the employee (or another Company official who has the authority to investigate the alleged misconduct) in connection with conduct that the employee reasonably believes constitutes a violation of criminal fraud statutes or any rule or regulation of the Securities and Exchange Commission. If any employee becomes involved as a third party in any federal, state or local law enforcement agency investigation or inquiry, in a matter not related to Company business (e.g., as a witness to a crime or accident), the employee is encouraged to cooperate fully with the proper authorities.

VIII. Communications
Contact with the News Media – All requests for interviews and/or comments from national and local news media should be referred immediately to the Executive Department.

Contact with Investors – All requests for financial information about UTG and its subsidiaries received from investors should be directed to the Executive Department.

IX. Reporting Violations of the Code
Violations of this Code of Ethics could result in discipline up to and including termination.

Where to Report Violations – Violations of this Code may be reported using one or more of the following methods:

1.	Talk to a supervisor. Whenever possible, employees should discuss the matter with their supervisor. Employees and supervisors are encouraged to work together to achieve a fair resolution of the alleged violation, problem or issue. Supervisors also have a responsibility to document the reported issue and to provide a copy of the report to senior management. If the issue remains unresolved to the satisfaction of the reporting person, or if a particular situation does not allow that employee to seek assistance from his direct supervisor, he should contact senior management.

2.	Operating Committee. If an employee's supervisor is involved in the reportable incident or if the supervisor is otherwise unapproachable, the employee should seek out a member of the UTG Operating Committee.

3.	Contact the Audit Committee of the UTG Board of Directors. The Audit Committee members and their phone numbers are listed below:

Randall Attkisson                                       John S. Albin                                                      Joseph A. Brinck
Committee Chairman                                                      217-837-2012                                                      513-367-9300
606-365-0400

IN ALL CASES, REPORTS WILL BE TREATED AS CONFIDENTIALLY AS POSSIBLE.

Prohibition Against Retaliation – The Company prohibits retaliation against an individual for reporting an activity that the employee, in good faith, believes to be a violation of any law, rule, regulation or provision of this Code. Retaliation or reprisals against employees are considered a violation of this Code. Any employee who believes he is the subject of any form of retaliation should report the matter to a supervisor, a member of the Operating Committee or a member of the Audit Committee. Further, federal law makes it a crime to retaliate against a person (including with respect to their employment) for providing truthful information to a law enforcement agency or officer relating to the possible commission of any federal crime.
X.            Certification Requirements
Every employee is responsible for maintaining the standards of ethical conduct as set forth in this Code. To help ensure compliance with the Code, UTG requires all employees to certify, upon initial employment and at the time a new or substantially revised code is distributed, that they have received and read the Code and fully understand their responsibilities to comply with the Code.

An initial certification form will be distributed for completion soon after employees complete Company-provided training on the Code. New employees will receive training on the Code upon joining the Company. Employees also will receive additional training on the Code whenever a new or substantially enhanced version of the Code is adopted. Periodic training will be conducted for all employees as necessary. Managers and supervisors are responsible for ensuring that all employees under their supervision have undergone any required training.

The UTG senior management will monitor the training and certification process for adequacy and compliance. Failure to comply with the required certification process or the requirements of the Code will result in appropriate disciplinary action, up to and including termination of employment.  The Certification Form is immediately following.

UTG and Subsidiaries
Code of Ethics and Business Conduct

Certification Form

THE SIGNING OF THIS FORM IS A REQUIREMENT FOR ALL EMPLOYEES UPON INITIAL EMPLOYMENT, AT THE TIME A NEW OR SUBSTANTIALLY REVISED CODE IS DISTRIBUTED.

I hereby certify and acknowledge that:

I have received and read UTG's Code of Ethics and Business Conduct.  I fully understand my responsibility to comply with the Code.

I recognize that failure to comply with the provisions of the Code may subject me to appropriate disciplinary action, up to and including termination of employment.

______________________________                                                                                                  ____________________________________
(Date)                                                                                                                  (Signature of Employee)

______________________________                                                                                                  _____________________________________
(Witness)                                                                                                              (Printed name of Employee)

Please return this form to your immediate supervisor or the person otherwise designated by the Company to collect this document.